                                                                       EXHIBIT 4



                        EXCHANGE AND EXTENSION AGREEMENT

        THIS EXCHANGE AND EXTENSION AGREEMENT ("AGREEMENT") is made and entered into as of June 30, 2006 by and between Crown EMAK Partners, LLC, a Delaware limited liability company (the "INVESTOR"), and EMAK Worldwide, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

        A. The Investor and the Company entered into a Securities Purchase Agreement, dated as of March 29, 2000 (the "PURCHASE AGREEMENT"), pursuant to which the Investor acquired an aggregate of 25,000 shares of Series A mandatorily redeemable senior cumulative participating convertible preferred stock, par value $.001 per share, (the "SERIES A Stock"). In connection with such purchase, the Company granted to the Investor five year warrants (collectively, the "PREFERRED WARRANTS") to purchase shares of Series B senior cumulative participating convertible preferred stock, par value $.001 per share, (the "SERIES B STOCK"), and Series C senior cumulative participating convertible preferred stock, par value $.001 per share, (the "SERIES C STOCK").

        B. On March 19, 2004, the Company and the Investor entered into a Warrant Exchange Agreement whereby the Investor received new warrants to purchase an aggregate of 916,666 shares of Common Stock ("COMMON WARRANTS") in exchange for cancellation of the existing Preferred Warrants (which would also have been convertible into 916,666 shares of Common Stock) (the "EXCHANGE TRANSACTION"). As a result of the Exchange Transaction, the Investor received an extension of time in which to exercise its right to purchase additional equity in the Company, and the Company obtained an elimination of the preferred rights and preferences as well as the preferred dividend associated with the Series B Stock and Series C Stock.

        C. On December 30, 2004, the Company entered into an Exchange Agreement with the Investor whereby the Investor received 25,000 shares of Series AA mandatorily redeemable senior cumulative preferred stock, par value $0.001 per share, (the "SERIES AA STOCK") in exchange for 25,000 shares of Series A Stock. Also on December 30, 2004, the Company filed with the Delaware Secretary of State a Certificate of Designation of Series AA Senior Cumulative Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION").

        D. The Investor and the Company now desire to provide for certain modifications to the rights and preferences of the Series AA Stock, as well as for the amendment of the Common Warrants, pursuant to the terms and conditions set forth in this Agreement (the "TRANSACTIONS").

        E. The Investor and the Company intend that the amendment of the Common Warrants be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

    For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

        1.      Exchange of Rights and Obligations under Certificate of
Designation.

                1.1 Elimination of Preferred Dividend. Upon the terms and subject to the conditions hereof, the Investor agrees to the elimination of the 6% cumulative dividend on the Series AA Stock effective as of April 1, 2006 (after accrual of the March 31, 2006 dividend, which remains due and will continue to accrue interest at 6% per annum, compounded quarterly, until paid). The elimination of the dividend will be effected pursuant to an amendment to the Certificate of Designation in the form attached hereto as Exhibit A (the "AMENDED SERIES AA CERTIFICATE").

                1.2 Reduction of Conversion Price. Upon the terms and subject to the conditions hereof, the Company agrees to change the Conversion Price (as defined in the Certificate of Designation) of the Series AA Stock from Fourteen Dollars and Seventy-Five Cents ($14.75) per share to Nine Dollars ($9.00) per share. The change in the Conversion Price will be effected pursuant to the Amended Series AA Certificate.

                1.3 Extension of Common Warrants. Upon the terms and subject to the conditions hereof, the Company agrees that effective upon the Closing (as defined in Section 2.1 below), the expiration date of each of the Common Warrants to purchase shares of Common Stock ("WARRANT SHARES"), shall be extended for two (2) years, as set forth below:

        Number of        Exercise Price       Current             New
      Warrant Shares       Per Share      Expiration Date   Expiration Date
      --------------     --------------   ---------------   ---------------
         357,000             $16.00       March 29, 2010    March 29, 2012
          79,333             $18.00       March 29, 2010    March 29, 2012
         393,000             $16.00       June 20, 2010     June 20, 2012
          87,333             $18.00       June 20, 2010     June 20, 2012

                1.4 Change of Voting Rights for Preferred Directors. Upon and subject to the conditions hereof, the Investor agrees to amendment of the rights of the holders Series AA Stock pertaining to election of Series AA Directors to permit the designation of two directors unless the number of Common Directors exceeds seven, except in situations involving a potential Change of Control (as defined in the Certificate of Designation) triggering the right to appoint a third director. The change in the voting rights for preferred directors is subject to the approval of the Company's stockholders and will be effected pursuant to the Amended Series AA Certificate.

        2.      Closing.

                2.1 The closing of the Transactions (the "CLOSING") will occur as soon as reasonably practicable following (but no later than June 30, 2006) delivery of (i) the Rights Amendment (as defined in Section 3.8 below), (ii) drafts of the various filings to be made pursuant to federal securities laws with respect to consummation of the Transactions, and (iii) the opinion of the Company's general counsel in substantially the form attached hereto as Exhibit B, in each case in form and substance reasonably satisfactory to the Investor (together, the "CLOSING CONDITIONS").

                2.2 Upon satisfaction of the Closing Conditions, the Investor, by its execution of this Agreement, hereby consents to the amendment of the Certificate of Designation and the filing of the Amended Series AA Certificate with the Delaware Secretary of State.

                2.3 Upon satisfaction of the Closing Conditions, the Company agrees to cause to be filed with the Delaware Secretary of State the Amended Series AA Certificate.

                2.4 All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery of confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same has occurred.

        3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

                3.1 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted.

                3.2 Authority; Binding Obligations. The Company has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. The Amended Series AA Certificate, when executed, delivered and filed with the Secretary of State of Delaware, will be duly executed and delivered by, and constitute the valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms.

                3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $0.001 par value per share, of which 25,000 shares are designated as Series AA Stock and 25,000 are designated as Series A junior participating preferred stock ("JUNIOR PREFERRED"). As of March 31, 2006, there were (i) 5,836,609 shares of Common Stock issued and outstanding, (ii) 3,167,258 shares of Common Stock held in the treasury of the Company or held by any subsidiary of the Company; (iii) 683,914 shares of Common Stock reserved for issuance under the Company's stock option plans upon exercise of authorized but unissued stock options;
        (iv) 1,998,793 shares of Common Stock issuable upon exercise of outstanding stock options issued under the Company's stock option plans; (v) 25,000 shares of Series AA Stock issued and outstanding; and (vi) no shares of Junior Preferred issued or outstanding. All shares of Common Stock issuable pursuant to the terms of the Series AA Stock and the Common Warrants (as amended) have been reserved and kept available for issuance by the Board of Directors of the Company.

                3.4 Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or result in the creation of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature (collectively, "LIENS") upon its properties or assets under (i) the Company's Certificate of Incorporation, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its properties or assets which is material to the Company, each as amended to date or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company (including the rules and regulations of the Nasdaq Stock Market), or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect with respect to the Company or would not prevent or materially hinder or delay the ability of the Company to consummate the Transactions.

                3.5 Valid Issuance. The Warrant Shares upon receipt of the consideration called for in the Common Warrants (as amended), will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any lien, security interest, option or other charge or encumbrance, and free of all preemptive and other third party rights.

                3.6 Rights Agreement. Consummation of the Transactions will not result in any of the Investor or its affiliates becoming an "Acquiring Person" under the Rights Agreement dated as of March 15, 2006, between the Company and Continental Stock Transfer & Trust Company, as amended by the Rights Amendment (defined in Section 3.8 below).

                3.7 Stockholder Approval. The Company has received the requisite approval of its common stockholders for the Amended Series AA Certificate.

                3.8 Amendment of Rights Agreement. The Company has entered into an amendment of the Rights Agreement dated as of March 15, 2006, between the Company and Continental Stock Transfer & Trust Company providing that the consummation of the Transactions will not result in any of the Investor or its affiliates becoming an "Acquiring Person" thereunder (the "RIGHTS AMENDMENT").

        4. Representations of the Investor. The Investor represents to the Company that:

                4.1 Organization, Standing and Power. The Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted.

                4.2 Authority. The Investor has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the Transactions have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Investor, enforceable against the Investor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity.

                4.3 Non-contravention. The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or result in the creation of Liens upon its properties or assets under, (i) the Investor's Certificate of Formation or operating agreement, each as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Investor or any of its properties or assets which is material to the Investor, each as amended to date or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Investor, or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect with respect to the Investor or would not prevent or materially hinder or delay the ability of the Investor to consummate the Transactions.

                4.4 Series AA Stock and Common Warrant Ownership. The Investor owns beneficially and of record, and has good and valid title to, all of the Series AA Stock and all of the Common Warrants, free and clear of any Liens. There are no agreements affecting the right of the Investor to enter into this Agreement with respect to the Series AA Stock or the Common Warrants.

                4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Investor.

                4.6 Investor Status. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Series AA Stock (as amended hereby), the Common Stock (issuable upon conversion of the Series AA Stock), the Common Warrants (as amended) and the Warrant Shares, and is able to bear the economic risks of such investment.

                4.7 Accredited Investor. The Investor is an "accredited investor" as defined in Rule 501(a) under the 1933 Act. The Investor is acquiring the Series AA Stock (as amended hereby) and the Common Warrants (as amended) for its own account and not with a view to any resale, distribution or other disposition thereof (or the Common Stock issuable upon conversion or exercise thereof) in violation of the United States securities laws.

                4.8 No Other Agreements. The Investor has made no other agreements, arrangements or understandings concerning the Transactions or the Company or any of its subsidiaries with (a) any director, officer, employee or consultant of the Company or any of its subsidiaries, or (b) any stockholder beneficially owning at least 5% of the outstanding Common Stock.

        5.      Covenants and Other Agreements.

                5.1 Further Amendment of Series AA Certificate. The Company covenants and agrees that at its next annual meeting of stockholders expected to be held in June 2007 (the "2007 ANNUAL MEETING"), it will seek the approval of its stockholders to further amend the Amended Series AA Certificate to delete the last sentence of paragraph 2(iii), which provides as follows: "Notwithstanding the foregoing, in no event shall the Conversion Price be adjusted pursuant to this paragraph 2(iii) to less than the current market price per share of Common Stock (determined as provided in paragraph 3(xii)) on the Exchange Date." (the "SUBSEQUENT STOCKHOLDER APPROVAL"). Until such time as the Subsequent Stockholder Approval is obtained, and an amendment to the Amended Series AA Certificate is filed with the Secretary of State of Delaware deleting the last sentence of paragraph 2(iii), the Company shall not pay any cash dividend on Common Stock. The Company also covenants and agrees that no changes to paragraph 6 in the Certificate of Designation as reflected in the Amended Series AA Certificate will impair or limit the Investor's right to designate or elect directors at a special meeting or by written consent, and that promptly following the Closing, the Company will file an Amended and Restated Certificate of Designation in form and substance reasonably satisfactory to the Investor.

                5.2 Standstill Agreement. Section 5.6 of the Purchase Agreement is hereby amended in the following respects:

                    (a) the date of March 29, 2010 shall be deemed to be March
                        29, 2012;

                    (b) the capitalized term "Warrants" shall be deemed to refer to the Common Warrants as amended pursuant to Section
                        1.3 of this Agreement; and

                    (c) the capitalized term "Series A Preferred Stock" shall be deemed to refer to the Series AA Stock as amended pursuant to the Amended Series AA Certificate.

                5.3 Registration Rights Agreement. The Registration Rights Agreement (as defined in the Purchase Agreement) between the Investor and the Company, dated as of March 29, 2000, is hereby deemed amended, to the extent necessary, to provide that the term "Registrable Securities" shall be deemed to include all shares of Common Stock issuable upon conversion of the Series AA Stock (as amended hereby) or upon exercise of the Common Warrants, as amended.

                5.4 Public Announcements. The Investor and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or as are agreed upon in advance. The parties agree that the initial press release or releases to be issued with respect to the Transactions shall be mutually agreed upon prior to the issuance thereof.

                5.5 Tax Treatment. The Investor and the Company agree that, for federal and applicable state income tax purposes, they will treat the Transactions as deemed exchanges of the Common Warrants and the Series AA Preferred Stock for new Common Warrants and new Series AA Preferred Stock governed by Sections 368(a)(1)(E) and 354 of the Internal Revenue Code of 1986, as amended (the "Code"), Section 1036 of the Code, or all such sections (and corresponding provisions of state income tax law), in which no gain or loss is recognized by the Investor for such purposes. The parties shall file their applicable tax returns in a manner consistent with such treatment.

                5.6 Reservation of Shares. The Company will reserve and keep available at all times shares of Common Stock for the purpose of enabling the Company to satisfy its obligations to issue shares of Common Stock pursuant to the terms of the Series AA Stock and the Common Warrants (as amended).

        6.      Miscellaneous.

                6.1 Entire Agreement. This Agreement, the Purchase Agreement (as amended hereby), the Registration Rights Agreement (as amended hereby), the Warrants (as amended hereby), and the exhibits hereto and thereto and the other documents referenced herein and therein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

                6.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                6.4 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the Transactions in any court other than any such court.

                6.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the Transactions are not affected in a manner materially adverse to any party hereto.

                6.6 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                6.7 Construction. In entering into this Agreement, each party represents and warrants that such party does so freely and voluntarily, after having had the opportunity to meet and confer with such party's respective attorneys regarding the contents and legal effect of this Agreement. Each party represents and warrants that such party has full power and authority to enter into and execute this Agreement. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. In the event any claim is made by any party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or such party's counsel.

                6.8 Amendment. This Agreement may be amended by mutual agreement of the parties at any time, but only pursuant to an instrument in writing duly executed on behalf of each of the Company and the Investor.

                6.9 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                6.10 Fees and Expenses. All fees and expenses incurred by the Investor in connection with this Agreement and the Transactions, whether or not consummated, shall be paid by the Company.

                            (Signature page follows)

        IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized as of the date first written above.

                                        CROWN EMAK PARTNERS, LLC


                                        ----------------------------------------
                                        Jeffrey S. Deutschman, its Manager



                                        EMAK WORLDWIDE, INC.


                                        By:
                                           -------------------------------------
                                           Teresa L. Tormey, its Chief
                                           Administrative Officer



              (Signature page to Exchange and Extension Agreement)